Exhibit 10(iii)(p)

AMENDMENT TO WHIRLPOOL CORPORATION CAREER STOCK GRANT

This Amendment amends the grant of shares of phantom stock awarded to you pursuant to the Whirlpool Corporation Career Stock Grant dated                      (the “Agreement”). This Amendment is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as such provisions may apply to the Agreement and the award of shares of phantom stock granted thereunder. The provisions set forth in this Amendment shall be effective January 1, 2005 and shall supersede any contrary provision in the Agreement or the Omnibus Stock Incentive Plan under which the award of shares of phantom stock was granted.

1.	Effect of a Change in Control

In the event of a Change in Control of Whirlpool Corporation, as defined in Section 10.6 of the Whirlpool Employees Pension Plan (the “WEPP”), any vesting periods and restrictions imposed on Career Stock shares subject to this Agreement shall lapse. However, redemption of such Career Stock shares shall only be made within ten (10) business days after the effective date of such Change in Control if the Change in Control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, both as defined in Section 409A of the Code (collectively, a “409A Change in Control”). If the Change in Control does not constitute a 409A Change in Control, then, subject to the provisions of Section 2 of this Amendment (as set forth below), distribution shall occur on the January 1 first following the Participant’s separation from service.

2.	Application of Section 409A

(a)	The Agreement will be administered, interpreted and construed in a manner that does not result in the imposition on the Participant of any additional tax, penalty or interest under Section 409A of the Code. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Participant under the Agreement or any award of shares of phantom stock granted thereunder. The Company shall not be liable to the Participant for any payment made under the Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under the Agreement as an amount includible in gross income under Section 409A of the Code.

(b)	“Termination of employment,” “resignation,” or words of similar import, as used in the Agreement means, for purposes of any payments under the Agreement, the Participant’s “separation from service” as defined in Section 409A of the Code and regulatory guidance issued thereunder.

(c)	If a payment obligation under the Agreement arises on account of the Participant’s separation from service while the Participant is a “specified employee” (as determined under the Whirlpool Corporation Specified Employee Policy), any payment that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after his or her death.

WHIRLPOOL CORPORATION

By:	/s/ David A. Binkley
Name:	David A. Binkley
Title:	Senior Vice President
Global Human Resources

Date:	December 22, 2008